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                                                                     EXHIBIT 4.8

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                           REVOLVING CREDIT AGREEMENT

                                   dated as of

                               October __, 1998

                                     between

                             DU PONT ENERGY COMPANY

                                       and

                                   CONOCO INC.

                              ---------------------
                                  $500,000,000
                              ---------------------



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                                TABLE OF CONTENTS

                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.01  Defined Terms................................................... 1
SECTION 1.02 [RESERVED]....................................................... 6
SECTION 1.03  Terms Generally................................................. 6
SECTION 1.04  Accounting Terms; GAAP.......................................... 7

                                   ARTICLE II
                                   THE CREDITS

SECTION 2.01  The Commitment.................................................. 7
SECTION 2.02  Loans........................................................... 8
SECTION 2.03  Request for Loan................................................ 8
SECTION 2.04 [RESERVED]....................................................... 8
SECTION 2.05  Funding of Loans................................................ 8
SECTION 2.06 [RESERVED]....................................................... 8
SECTION 2.07 [RESERVED]....................................................... 9
SECTION 2.08  Repayment of Loans; Evidence of Debt............................ 9
SECTION 2.09  Prepayment of Loans............................................. 9
SECTION 2.10 [RESERVED].......................................................10
SECTION 2.11  Interest........................................................10
SECTION 2.12 [RESERVED].......................................................11
SECTION 2.13 [RESERVED........................................................11
SECTION 2.14 Taxes............................................................11
SECTION 2.15 [RESERVED].......................................................12
SECTION 2.16 [RESERVED].......................................................12
SECTION 2.17 [RESERVED].......................................................12
SECTION 2.18 [RESERVED].......................................................12

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

SECTION 3.01  Organization Powers.............................................12
SECTION 3.02  Authorization; Enforceability...................................12


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SECTION 3.03  Governmental Approvals; No Conflicts............................13
SECTION 3.04   [RESERVED].....................................................13
SECTION 3.05  Litigation......................................................13
SECTION 3.06  Compliance with Laws and Agreements.............................13
SECTION 3.07   [RESERVED].....................................................13
SECTION 3.08   [RESERVED].....................................................13
SECTION 3.09   [RESERVED......................................................13
SECTION 3.10   [RESERVED].....................................................13
SECTION 3.11  Use of Credit...................................................13
SECTION 3.12   [RESERVED].....................................................14

                                   ARTICLE IV
                                   CONDITIONS

SECTION 4.01  Effective Date..................................................14
SECTION 4.02  Each Credit Event...............................................15

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

SECTION 5.01 Financial Statements and Other
                  Information.................................................15
SECTION 5.02 Books and Records; Inspection Rights.............................16
SECTION 5.03 Compliance with Laws.............................................16

                                   ARTICLE VI
                               NEGATIVE COVENANTS

SECTION 6.01  Liens...........................................................16
SECTION 6.02  Fundamental Changes.............................................17
SECTION 6.03 Limitation on Indebtedness.......................................17
SECTION 6.04 Use of Credit....................................................17

                                   ARTICLE VII
                                EVENTS OF DEFAULT

                                  ARTICLE VIII
                                   [RESERVED]

                                   ARTICLE IX
                                  MISCELLANEOUS


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SECTION 9.01  Notices.........................................................20
SECTION 9.02  Waivers; Amendments.............................................20
SECTION 9.03  Expenses; Indemnity; Damage Waiver..............................21
SECTION 9.04 Assignments......................................................22
SECTION 9.05  Survival........................................................22
SECTION 9.06  Counterparts; Integration; Effectiveness........................23
SECTION 9.07  Severability.  .................................................23
SECTION 9.08 [RESERVED].......................................................23
SECTION 9.09  Governing Law; Jurisdiction; Etc................................23
SECTION 9.10  WAIVER OF JURY TRIAL............................................24
SECTION 9.11  Headings........................................................25
SECTION 9.12 [RESERVED].......................................................25

Exhibit A - Form of Guaranty
Exhibit B - Form of Note
Exhibit C - Form of Loan Request



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         CREDIT AGREEMENT dated as of October __, 1998, between DU PONT ENERGY
COMPANY (the "Lender") and CONOCO INC. (the "Borrower").

         The Borrower has requested that the Lender make Loans from time to time to it in an aggregate principal amount not exceeding $500,000,000 at any one time outstanding. The Lender is prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

         "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Con trolled by or is under common Control with the Person specified.

         "Applicable Rate" means, for any day, the LIBO Rate for such day plus 0.20% per annum.

         "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitment.

         "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

         "Borrower" means Conoco Inc., a Delaware corporation (Charter No. 523126).

         "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.



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         "Change in Control" with respect to a Parent Company shall occur if (A)
the Permitted Holders (x) cease to be the beneficial owner, directly or indirectly, of at least 50% of the aggregate total voting power of each Parent Company, whether as a result of issuance of securities of a Parent Company, any merger, consolidation, liquidation or dissolution of a Parent Company, any direct or indirect transfer of securities by any Permitted Holders or otherwise, or (y) do not have the ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of each Parent Company or (B) the Borrower ceases to be wholly owned, directly or indirectly, by each Parent Company. "Permitted Holders" are the Lender, DuPont and any other Subsidiary of DuPont.

         As used in this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

         "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Commitment" shall mean the principal sum of $500,000,000.

         "Commitment Termination Date" means October 11, 1999, subject to extension as provided in Section 2.08(b).

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

         "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.


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         "dollars" or "$" or "funds" refers to lawful money of the United States of America.

         "DuPont" means E. I. du Pont de Nemours and Company.

         "Effective Date" means the first date on which the conditions speci fied in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

         "Event of Default" has the meaning assigned to such term in Article
VII.

         "Excluded Taxes" means, with respect to the Lender hereunder income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which the Lender is organized or in which its principal office is located.

         "Financial Officer" means the chief financial officer, treasurer or controller of the Borrower, or any other individual to whom any of the chief financial officer, treasurer or controller of the Borrower shall have delegated in writing his or her authority to execute and deliver certificates and other documents hereunder (which writing shall be forwarded to the Lender).

         "GAAP" means generally accepted accounting principles from time to time in the United States of America.

         "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Guarantor" means Conoco Inc. (formerly Conoco Energy Company), a Delaware corporation.

         "Guaranty" means the Guaranty made by the Guarantor of the Borrower's obligations hereunder substantially in the form of Exhibit A hereto.

         "Indebtedness" of any Person means, (a) all obligations of such person for borrowed money, including Indebtedness under this Agreement or with respect to


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deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services,
(f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Mortgage on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such person of Indebtedness of others which in the aggregate exceed Two Billion Dollars ($2,000,000,000) (provided that the Borrower will promptly notify the Lender of the incurrence by the Borrower or one of its Subsidiaries of any guarantee of Indebtedness of others), (h) all capital lease obliga tions of such person, and
(i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding (1) industrial revenue bonds, (2) operating leases and (3) daily cash overdrafts associated with routine cash operations.

         "Indemnified Taxes" means Taxes other than Excluded Taxes.

         "Interest Payment Date" means the first Business Day of each calendar month.

         "Interest Period" means the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next suc ceeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

         "Lender" means Du Pont Energy Company, a Delaware corporation.

         "LIBO Rate" means the rate per annum determined by the Lender on the first Business Day of each calendar month to be the average of the offered rates as of 11:00 A.M. (London time) for deposits of one month in dollars of an amount


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equal to $10,000,000 on each Business Day during the calendar month preceding the month during which the determination of the LIBO Rate is being made, such rates to be determined by reference to the Bloomberg page 3745 for such Business Day. The LIBO Rate in effect from time to time shall remain in effect until (but not including) the next date upon which the Lender shall make a determination of the LIBO Rate.

         "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party to acquire such securities.

         "Loan Request" means a request by the Borrower, signed by a Financial Officer, for a Loan in accordance with Section 2.03.

         "Loans" means the loans made by the Lender to the Borrower pursuant to this Agreement.

         "Margin Stock" means "margin stock" within the meaning of Regula tion U of the Board.

         "Other Taxes" means any and all present or future stamp or documen tary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

         "Parent Company" means the Guarantor or any other person that, directly or indirectly, through one or more intermediaries, controls the Borrower, other than Lender, DuPont, and other Subsidiaries of DuPont. For purposes of this definition, the Guarantor and its Subsidiaries shall not be deemed to be Subsidiaries of Lender.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.



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         "Promissory Note" means the Promissory Note, in principal amount of
Seven Billion Five Hundred Million Dollars, dated as of July 20, 1998, by the Borrower in favor of the Lender.

         "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

         "Restricted Property" means any shares of capital stock of a Subsid iary of the Borrower and any manufacturing plant or facility or any mineral, oil or gas producing property or any research facility owned by the Borrower or any of its Subsidiaries except any such plant or facility or property or research facility which, in the opinion of the Board of Directors of the Guarantor is not a material asset of the Borrower or its Subsidiaries within the meaning of GAAP.

         "Significant Subsidiary" shall have the meaning given to such term under Rule 1-02 of Regulation S-X.

         "Subsidiary" means (a) any corporation at least a majority of the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation is at the time owned or controlled directly or indirectly by such party and (b) any partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity, in which such party, directly or indirectly, has the power to elect or direct the election of a majority of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

         "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Author ity.

         "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

         SECTION 1.02 [RESERVED]


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         SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The world "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agree ment, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

         SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.




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

                                   ARTICLE II

                                   THE CREDITS

         SECTION 2.01 The Commitment. Subject to the terms and condi tions set forth herein, the Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount of $500,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans during the Availability Period.

         SECTION 2.02 Loans.

         (a) Minimum Amounts. Each Loan shall be in an aggregate amount equal to $10,000,000 or a larger integral multiple of $1,000,000.

         (b) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to continue, any Loan if the Interest Period requested with respect thereto would end after the Commitment Termination Date.

         SECTION 2.03 Request for Loan. To request a Loan, the Borrower shall notify the Lender of such request by telephone not later than 11:00 a.m., New York City time, two Business Days before the date of the proposed Loan (or such other period as may be mutually agreed upon). Each such telephonic Loan Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Loan Request in a form attached hereto as Exhibit C and signed by the Borrower. Each such telephonic and written Loan Request shall specify the following information in compliance with Section 2.02:

         (i) the aggregate amount of the requested Loan;

         (ii) the date of such Loan, which shall be a Business Day; and

         (iii) the location and number of the Borrower's bank account to which funds are to be disbursed.



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         SECTION 2.04 [RESERVED]

         SECTION 2.05 Funding of Loans. The Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immedi ately available funds by noon, New York City time, to the bank account of the Borrower which was designated by the applicable Loan Request.

         SECTION 2.06 [RESERVED]

         SECTION 2.07 [RESERVED]

         SECTION 2.08 Repayment of Loans; Evidence of Debt.

         (a) Repayment. The Borrower hereby unconditionally promises to pay to the Lender the outstanding principal amount of each Loan on the Commit ment Termination Date.

         (b) Commitment Extension Option. Subject to the express written consent of the Lender, the Borrower may, by notice to the Lender not less than ninety days prior to Commitment Termination Date, elect to extend the Commitment Termination Date on one occasion to the date falling one hundred and eighty days after the initial Commitment Termination Date or, if such date is not a Business Day, the next preceding Business Day.

         (c) Manner of Payment. Prior to any repayment or prepayment of any Loans hereunder, the Borrower shall select the Loan or Loans to be paid and shall notify the Lender by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, two Business Days before the scheduled date of such repayment or prepayment.

         (d) Promissory Note. The Loans made hereunder shall be evi denced by a promissory note payable by the Borrower to the order of the Lender, substantially in the form of Exhibit B hereto.

         SECTION 2.09 Prepayment of Loans.

         (a) Optional Prepayments. The Borrower shall have the right at any time to prepay any Loan in whole or in part, without premium or penalty, subject to the requirements of this Section.


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

         (b) Mandatory Prepayments.

             (i) On each day that the aggregate principal amount of the Loans under this Agreement exceeds the Commitment, the Borrower shall repay the Loans under this Agreement in an amount equal to the aggregate amount of the Loans less the principal amount of the Com mitment.

             (ii) On each day that the aggregate amount of the Borrower's and its subsidiaries' cash and cash equivalents (including, without limitation, the proceeds of any divestiture) exceeds $325,000,000, or such higher amount as may be mutually agreed, the Borrower shall repay the Loans under this Agreement in amount equal to such excess.

             (iii) Upon DuPont's direct or indirect voting power in the Borrower falling below 50% of the total outstanding voting power of the Borrower, the Borrower shall repay the entire amount of the Loans under this Agreement, the Commitment shall terminate and, upon repayment in full of all principal and interest due under this Agree ment, this Agreement shall terminate.

         (c) Notices, Etc. The Borrower shall notify the Lender by telephone (confirmed by telecopy) of any optional prepayment hereunder not later than 11:00 a.m., New York City time, two Business Days before the date of prepay ment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Partial repayments shall be in whole multiples of $1,000,000. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be made in the manner specified in Section 2.08(c).

         SECTION 2.10 [RESERVED]

         SECTION 2.11 Interest.

         (a) Loans. The Loans shall bear interest at a rate per annum equal to the Applicable Rate as in effect from time to time.

         (b) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon accelera-




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

tion or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 3% plus the prime rate charged by J.P. Morgan as in effect in New York City on the date of the non-payment.

         (c) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment; provided that interest accrued pursuant to paragraph (b) of this Section shall be payable on demand.

         (d) Computation. All interest hereunder shall be computed on the basis of a year of 360 days The LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

         SECTION 2.12 [RESERVED]

         SECTION 2.13 [RESERVED]

         SECTION 2.14 Taxes.

         (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Lender agrees to take any reasonable action in order to avoid incurrence of Indemnified Taxes or Other Taxes so long as Lender suffers no legal, economic or other disadvantage.

         (b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

         (c) Indemnification by the Borrower. The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by


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

the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Govern mental Authority.

         (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

         SECTION 2.15 [RESERVED]

         SECTION 2.16 [RESERVED]

         SECTION 2.17 [RESERVED]

         SECTION 2.18 [RESERVED]

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lender that:

         SECTION 3.01 Organization Powers. The Borrower and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to carry on its business as now conducted.

         SECTION 3.02 Authorization; Enforceability. The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


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

         SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws (or equivalent documents) of the Borrower or any of its Significant Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instru ment binding upon the Borrower or any of its Significant Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Significant Subsidiaries.

         SECTION 3.04 [RESERVED]

         SECTION 3.05 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Significant Subsidiaries that involve this Agreement or the Transactions.

         SECTION 3.06 Compliance with Laws and Agreements. Each of the Borrower and its Significant Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

         SECTION 3.07 Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         SECTION 3.08 [RESERVED]

         SECTION 3.09 [RESERVED]


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
         SECTION 3.10 [RESERVED]

         SECTION 3.11 Use of Credit. The proceeds of the Loans will be used for the working capital requirements of the Borrower and its Subsidiaries and for other general corporate purposes. Neither the Borrower nor any of its Subsidiar ies is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

         SECTION 3.12 [RESERVED]

                                   ARTICLE IV

                                   CONDITIONS

         SECTION 4.01 Effective Date. The obligation of the Lender to make Loans hereunder shall not become effective until the first date on which the Lender shall have received each of the following documents, each of which shall be satisfac tory to the Lender in form and substance (or such condition shall have been waived in accordance with Section 9.02).

                  (a) Executed Counterparts. From each party hereto a counterpart of this Agreement signed on behalf of such party and an executed Guaranty duly signed and delivered by the Guarantor.

                  (b) Corporate Documents. Such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Trans actions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administra tive Agent and its counsel.

                  (c) Officer's Certificate. A certificate, dated the Effective Date and signed by the President or a Financial Officer of the Borrower, confirm ing compliance with the conditions set forth in the clauses (b) and (c) of the first sentence of Section 4.02.

                  (d) Note. A promissory note, duly completed and executed by the Borrower for the Lender in substantially the form of Exhibit B hereto.

         The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding.

         SECTION 4.02 Each Credit Event. The obligation of the Lender to make a Loan is subject to the satisfaction of the following conditions:

                  (a) the Borrower shall have delivered to the Lender a Loan Request;

                  (b) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Loan; and

                  (c) at the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.

Each Loan shall constitute a representation and warranty made by the Borrower on the date thereof as to the matters specified in the preceding sentence.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

         Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lender that:

         SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Lender:

                  (a) within nine (9) business days after the end of each quarter and eleven (11) business days after the end of each fiscal year, the unaudited balance sheet and income statement, or consolidated balance sheet and income statement, if any, of the Borrower and its Subsidiaries as at the end of such period in the form and substance consistent with the current practice of the Borrower;

                  (b) such financial information or documents in the possession of the Borrower or any of its Subsidiaries as the Lender may reasonably request; and

                  (c) on a monthly basis such management and other periodic reports related to financial information in the form and substance consistent with the current practice of the Borrower.

         SECTION 5.02 Books and Records; Inspection Rights. The Borrower and its Subsidiaries shall keep proper books of record and account in conformity with GAAP and all requirements of applicable law. The Borrower will provide the Lender reasonable access to the books and records of the Borrower and any of its Subsidiaries as the Lender may from time to time reasonably request.

         SECTION 5.03 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

         Until the Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lender that:

         SECTION 6.01 Liens. Without the Lender's prior written consent, the Borrower agrees that neither it nor any of its Subsidiaries will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of Indebtedness for money borrowed secured by a mortgage, lien, pledge or other encumbrance ("Mort gages") upon any Restricted Property without effectively providing that concurrently with issuance, assumption or guaranty of any such Indebtedness that the obligations under this Agreement (together with, if the Borrower so determines, any other Indebtedness or obligation then existing or thereafter created ranking equally with the obligations under this Agreement) shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction will not apply to: (i) Mortgages relating to pollution control or industrial revenue bonds; and (ii) Mortgages required by any contract or statute in order to permit the Borrower or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either.

     The Borrower agrees that if, upon any consolidation or merger of the Bor rower with or into any other corporation, or upon any sale or conveyance of all or substantially all of its property to any other corporation, any of the Restricted Property of the Borrower or of any of its Subsidiaries would thereupon become subject to any Mortgage, the Borrower will first secure the obligations under this Agreement equally and ratably with any obligations of the Borrower or any of its Subsidiaries then entitled thereto, by a direct lien on all such property prior to all liens other than any theretofore existing thereon.

     For the purposes of this Section, the following types of transactions shall not be deemed to create Indebtedness secured by a Mortgage: the sale or other transfer of (i) oil, gas, coal, uranium, copper or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (ii) any other interest in property of the character commonly referred to as a "production payment."

         SECTION 6.02 Fundamental Changes. Without the Lender's prior written consent, the Borrower will not, and will not permit its Significant Subsidiar ies to enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired.

         SECTION 6.03 Limitation on Indebtedness. Without the prior written consent of the Lender, the Borrower will not, and will not permit any of its Subsid iaries to, and the Subsidiaries of the Borrower will not, incur any Indebtedness other than Indebtedness owed to the Borrower or to a wholly owned Subsidiary of the Borrower; provided, however, that the Borrower may incur Indebtedness in order to repay the Promissory Note.

         SECTION 6.04 Use of Credit. The proceeds of the Loans will only be used for the working capital requirements of the Borrower and its Subsidiaries and for other general corporate purposes. The Borrower and its Subsidiaries will not engage principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

             If any of the following events ("Events of Default") shall occur:

                  (a) the Borrower shall default in the payment when due of any principal of or interest on the Indebtedness under this Agreement and such default shall continue for five days;

                  (b) any representation or warranty made by the Borrower herein or in any certificate or statement delivered pursuant hereto shall prove to be false or misleading in any material respect at any time;

                  (c) the Borrower shall fail to perform or observe any other agreement, covenant or obligation arising hereunder; provided, that any failure pursuant to Article 5 hereof shall be continuing fifteen days after notice thereof to Borrower;

                  (d) the Borrower, any of its Subsidiaries or a Parent Company shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Indebtedness for borrowed money in excess, in the aggregate, of Fifty Million Dollars ($50,000,000) in principal outstanding Indebtedness and such default continues after any applicable grace period; or the Borrower, any of its Subsidiaries or a Parent Company shall default in the performance or observance of any obligation or condition with respect to any such Indebtedness or any other event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any Indebtedness having an aggregate principal amount in excess of Fifty Million Dollars ($50,000,000), or to permit the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any Indebt-edness having an aggregate principal amount in excess of Fifty Million Dollars ($50,000,000), or any Indebtedness having an aggregate principal amount in excess of Fifty Million Dollars ($50,000,000) shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment;

                  (e) (i) the Borrower shall commence a voluntary case concerning itself under the Bankruptcy Code; or (ii) an involuntary case is commenced against the Borrower and the petition is not dismissed within 30 days after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or the Borrower commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or there is com menced against the Borrower any such proceeding which remains undismissed for a period of thirty days; or
         (iv) any order of relief or other order approving any such case or proceeding is entered; or (v) the Borrower is adjudicated insolvent or bankrupt; or (vi) the Borrower suffers any ap pointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 30 days; or (vii) the Borrower makes a general assignment for the benefit of creditors; or
         (viii) the Borrower shall fail to pay, or shall state that it is unable to pay, its debts generally as they become due; or (ix) the Borrower shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (x) the Borrower shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or (xi) any corporate action is taken by the Borrower for the purpose of effecting any of the foregoing;

                  (f)      a Change of Control of a Parent Company; or

                  (g) any default or event of default shall occur under the Promis sory Note;

then, and in every such event, and at any time thereafter during the continuance of such event, the Lender may in its sole discretion (except in the case of an Event of Default occurring under clause (e) above, in which case both of the following will occur automatically) take either or both of the following actions, at the same or different times: (i) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Indebtedness under this Agreement and any and all other obligations pursuant to this Agreement, and the same shall thereupon be, immedi ately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by Borrower; or (ii) terminate the Commitment, and thereupon the Commitment shall terminate immediately.

                                  ARTICLE VIII

                                   [RESERVED]

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a) if to the Lender, to it at Du Pont Energy Company, 1007 Market Street, Wilmington, Delaware 19898, Attention of Thomas Schmelzer, D-8045 (Telecopy No. 302-774-1829); and

                  (b) if to the Borrower, to it at 600 North Dairy Ashford, Houston, Texas 77079-6651, Attention of Treasurer, ML 3060 (Telecopy No. 281-293-2819).

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other party hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

         SECTION 9.02 Waivers; Amendments.

         (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.


         (b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and Lender.

         SECTION 9.03 Expenses; Indemnity; Damage Waiver.

         (a) Costs and Expenses. The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connec tion with any workout, restructuring or negotiations in respect thereof.

         (b) Indemnification by the Borrower. The Borrower shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an "Indemnitee") against, and shall hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) any Loan or the use of the proceeds therefrom or the existence of the Commitment and (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

         (c) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liabil ity, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

         (d) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

         SECTION 9.04 Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instru ments delivered in connection with or pursuant to this Agreement shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstand ing and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 2.14 and
9.03 shall survive and remain in full force and effect (but in the case of Section 2.14, only for a period of one year after the payment in full of the principal of and interest on the Loans and all other amounts payable hereunder and the expiration or termination of the Commitment) regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agree ment or any provision hereof.

         SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

         SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

         SECTION 9.08 [RESERVED]

         SECTION 9.09 Governing Law; Jurisdiction; Etc.

         (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

         (b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdic tion of the Supreme Court of the State of New York sitting in New York County and of the United States District Count of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Now York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judg ment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

         (c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section
9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEM PLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REP RESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

         SECTION 9.12 [RESERVED]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 DU PONT ENERGY COMPANY

                                 By
                                    ----------------------------------------
                                     Name:
                                     Title:



                                 CONOCO INC.

                                 By
                                    ----------------------------------------
                                     Name:
                                     Title:

                                                     Exhibit A to the Revolving
                                                     Credit Agreement

                                    GUARANTY

                 Conoco Inc. (formerly Conoco Energy Company) (the "Guarantor"), as primary obligor and not merely as surety, on October [__], 1998, hereby unconditionally guarantees (the "Guaranty") (i) the due and punctual payment of the principal of and interest under that certain Revolving Credit Agreement, dated as of October [__], 1998 (the "Credit Agreement"), between Du Pont Energy Company (the "Lender") and Conoco Inc. (the "Borrower"), subject to any applicable grace periods, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and interest, if any, on the Credit Agreement, to the extent lawful, and the due and punctual performance of all other obligations of the Borrower all in accordance with the terms set forth in the Credit Agreement and (ii) in case of any extension of time of payment or renewal of the Credit Agreement or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise (all such obligations guaranteed hereby by the Guarantor being the "Guaranteed Obligations"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

                 This Guaranty is irrevocable, absolute, present and unconditional. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other guarantor or whether the Borrower or any other guarantor is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

                             (i) any lack of validity or enforceability of the Credit Agreement with respect to the Borrower or any agreement or instrument relating thereto;

                            (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement;

                           (iii) the failure to give notice to the Guarantor of the occurrence of an Event of Default under the provisions of the Credit Agreement;

                            (iv) any failure, omission, delay by or inability on the part of the Lender to assert or exercise any right, power or remedy conferred on the Lender in the Credit Agreement;

                             (v) any change in the corporate structure, or termination, dissolution, consolidation or merger of the Borrower or any guarantor with or into any other entity, the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of the Borrower or the Guarantor, the marshaling of the assets and liabilities of the Borrower or any guarantor, the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors, or readjustment of, or other similar proceedings affecting the Borrower or any guarantor, or any of the assets of any of them;

                            (vi) the assignment of any right, title or interest of the Lender in the Credit Agreement to any other person; or

                           (vii) any other event or circumstance (including any statute of limitations), whether foreseen or unforeseen and whether similar or dissimilar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor, other than payment in full of the Guaranteed Obligations; it being the intent of the Guarantor that its obligations hereunder shall not be discharged except by payment of all amounts owing pursuant to the Credit Agreement.

                 This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance with respect to any of the

Guaranteed Obligations is rescinded or must otherwise be returned by the Lender, upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment or performance had not been made or occurred. The obligations of the Guarantor under this Guaranty shall not be subject to reduction, termination or other impairment by any set-off, recoupment, counterclaim or defense or for any other reason.

                 The Guarantor hereby irrevocably waives, to the extent permitted by applicable law:

                             (i)         promptness, diligence, notice of
         acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty;

                            (ii) any requirement that the Lender or any other person protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other person or any collateral, or obtain any relief pursuant to the Credit Agreement or pursue any other available remedy;

                           (iii) all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the Credit Agreement;

                            (iv) any defense arising by reason of any claim or defense based upon an election of remedies by the Lender which in any manner impairs, reduces, releases or otherwise adversely affects its subrogation, contribution or reimbursement rights or other rights to proceed against the Borrower or any other person; and

                             (v) any duty on the part of the Lender to disclose to the Guarantor any matter, fact or thing relating to the business, operation or condition of the Borrower and its assets now known or hereafter known by the Lender.

                 Until the Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable under the Credit Agreement have been paid in full, the Guarantor covenants and agrees with the Lender that:

                             (i) Without the Lender's prior written consent, the Guarantor agrees that neither it nor any of its Subsidiaries will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of Indebtedness for money borrowed secured by a mortgage, lien, pledge or other encumbrance ("Mortgages") upon any Restricted Property (as defined below) without effectively providing that concurrently with issuance, assumption or guaranty of any such Indebtedness that the obligations under the Credit Agreement (together with, if the Guarantor so determines, any other Indebtedness or obligation then existing or thereafter created ranking equally with the obligations under the Credit Agreement) shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction will not apply to:





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
         (i) Mortgages relating to pollution control or industrial revenue bonds; and (ii) Mortgages required by any contract or statute in order to permit the Guarantor or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either.

                             The Guarantor  agrees that if, upon any
         consolidation or merger of the Guarantor with or into any other corporation, or upon any sale or conveyance of all or substantially all of its property to any other corporation, any of the Restricted Property of the Guarantor or of any of its Subsidiaries would thereupon become subject to any Mortgage, the Guarantor will first secure the obligations under the Credit Agreement equally and ratably with any obligations of the Guarantor or any of its Subsidiaries then entitled thereto, by a direct lien on all such property prior to all liens other than any theretofore existing thereon.

                             For the purposes of this Section, the following types of transactions shall not be deemed to create Indebtedness secured by a Mortgage: the sale or other transfer of (i) oil, gas, coal, uranium, copper or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (ii) any other interest in property of the character commonly referred to as a "production payment."





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
                             "Restricted Property" means any shares of capital stock of a Subsidiary of the Guarantor and any manufacturing plant or facility or any mineral, oil or gas producing property or any research facility owned by the Guarantor or any of its Subsidiaries except any such plant or facility or property or research facility which, in the opinion of the Board of Directors of the Guarantor, is not a material asset of the Guarantor or its Subsidiaries within the meaning of GAAP.

                            (ii) Without the Lender's prior written consent, the Guarantor will not, and will not permit its Significant Subsidiaries to enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired.

                           (iii) Without the prior written consent of the Lender, the Guarantor will not, and will not permit any of its Subsidiaries to, and the Subsidiaries of the Guarantor will not, incur any Indebtedness other than Indebtedness owed to the Guarantor or to a wholly owned Subsidiary of the Guarantor.





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
                 IN WITNESS WHEREOF, the Guarantor has caused its duly authorized officer to execute and deliver this Guaranty as of the day and year first written above..


                             CONOCO INC.
                             (FORMERLY CONOCO ENERGY COMPANY)


                             By:________________________
                             Name:
                             Title:





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